                                                                  Exhibit 11 (C)



                                    EXHIBIT
                       Computation of Earnings Per Share
                          Year Ended December 31, 1993


                                                             Assuming
                                             Primary      Full Dilution
                                          --------------  --------------
Weighted average common shares
 outstanding                                 11,438,451      11,438,451
Other dilutive securities                            --          66,430
                                           ------------    ------------

Total shares outstanding for calculation     11,438,451      11,504,881
                                           ============    ============

Net loss - as reported                     $(20,198,000)   $(20,198,000)
Deduct:  Dividends on Cumulative
  Convertible Preferred Stock                   (63,000)        (62,000)
                                           ------------    ------------

Net loss for calculation                   $(20,261,000)   $(20,260,000)
                                           ============    ============

Net loss per share                         $      (1.77)   $      (1.76)
                                           ============    ============
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